SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM N-8A

                        NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                       INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

______________________________________________________________________

Name:     DREYFUS INSTITUTIONAL PREFERRED MONEY MARKET FUND

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                               200 Park Avenue
                          New York, New York 10166

Telephone Number (including area code):  (212) 922-6130

Name and address of agent for service of process:

                            Mark N. Jacobs, Esq.
                               200 Park Avenue
                          New York, New York  10166

                                  copy to:

                             Lewis G. Cole, Esq.
                        Stroock & Stroock & Lavan LLP
                               180 Maiden Lane
                       New York, New York  10038-4982

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                      __                  __
               Yes  /_x/           No   /__/
    _____________________________________________________________________


                                  SIGNATURE



     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 5th day of May, 1997.


[SEAL]

                                   DREYFUS INSTITUTIONAL PREFERRED
                                        MONEY MARKET FUND



Attest:                            By:   /s/Elizabeth A. Keeley
                                        Elizabeth A. Keeley,
                                        Vice President





/s/ Mark A Karpe
Mark A. Karpe, Assistant Secretary